EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Continued Growth and Record Earnings, With Assets Exceeding $5.7 Billion

BETHESDA, Md., July 22, 2015 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $20.9 million for the three months ended June 30, 2015, a 62% increase over the $12.9 million net income ($13.5 million on an operating basis) for the three months ended June 30, 2014. Net income available to common shareholders for the three months ended June 30, 2015 increased 62% to $20.8 million as compared to $12.8 million ($13.4 million on an operating basis) for the same period in 2014.

Net income per basic and diluted common share for the three months ended June 30, 2015 was $0.62 and $0.61, respectively as compared to $0.49 per basic common share and $0.48 per diluted common share ($0.51 per basic common share and $0.50 per diluted common share on an operating basis) for the same period in 2014, a 27% increase per basic and diluted share (22% increase per basic common share and diluted common share on an operating basis).

For the six months ended June 30, 2015, the Company's net income was $40.4 million, a 59% increase (55% on an operating basis) over the $25.4 million ($26.0 million on an operating basis) for the six months ended June 30, 2014. Net income available to common shareholders was $40.0 million ($1.24 per basic common share and $1.22 per diluted common share), as compared to $25.2 million ($25.7 million on an operating basis), $0.97 per basic common share and $0.95 per diluted common share ($0.99 per basic common share and $0.97 per diluted common share on an operating basis) for the same six month period in 2014, a 28% increase per basic and diluted share (25% per basic common share and 26% per diluted common share on an operating basis).

Operating earnings for the three and six months ended June 30, 2014, exclude merger related expenses of $576 thousand ($0.02 per basic and diluted shares) related to the merger (the "Merger") with Virginia Heritage Bank ("Virginia Heritage"). Where appropriate, parenthetical references refer to operating earnings. Reconciliations of GAAP earnings to operating earnings are contained in the footnotes to the financial highlights table.

"We are extremely pleased to report our twenty-sixth consecutive quarter of record earnings, highlighted by consistent and balanced financial results," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. The Company's quarterly earnings have increased for each quarter since the fourth quarter of 2008. The Company's performance in the second quarter of 2015 was again highlighted by growth in total loans and total deposits; by 39% growth in total revenue as compared to the same quarter in 2014 and by 2% growth in total revenue as compared to the first quarter of 2015; by a continuation of a favorable net interest margin, which was 4.33% for the second quarter of 2015; by continued solid asset quality measures and by further improvement in operating leverage from an already favorable position. For the second quarter in 2015, the efficiency ratio was 41.70%. The strong second quarter earnings resulted in an annualized return on average assets ("ROAA") of 1.51%, an annualized return on average common equity ("ROACE") of 12.18% and a Common Equity Tier 1 ratio of 10.37%.

For the second quarter of 2015, total loans grew 4.3% when adjusted for the classification of the indirect consumer loan portfolio as held for sale at June 30, 2015 as discussed below. Total loans grew 2.4% for the second quarter of 2015. For the second quarter of 2015, total deposits increased 5.3% over March 31, 2015. Growth in loans and deposits over the last twelve months was in part due to the Merger completed October 31, 2014 which added approximately $800 million in loans and $645 million in deposits. Excluding balances acquired in the Merger, and the reclassification of the indirect consumer loan portfolio noted above, organic loan and deposit growth over the last twelve months was 17% for loans and 24% for deposits.

In June, the Company entered into a contract to sell the indirect consumer loan portfolio acquired in the Merger, amounting to approximately $83.4 million at June 30, 2015. The sale of this non-strategic loan class will allow the Company to deploy the funds into commercial and commercial real estate loans, its core competency, improve its yield on earning assets and reduce operating expenses. The estimated loss has been included as an adjustment to the intangibles established in the Merger transaction. Closing of the transaction is expected in late July.

The net interest margin was 4.33% for the second quarter of 2015, as compared to 4.48% for the second quarter of 2014 and 4.41% for the first quarter of 2015. Mr. Paul added, "The margin compression experienced in the second quarter of 2015 was due to higher balance sheet liquidity which will be deployed over time into loans. The Company continues its emphasis on disciplined pricing for both new loans and funding sources. Both loan yields (5.29% versus 5.26%) and costs of funds (0.37% versus 0.38%) were improved in the second quarter of 2015 as compared to the first quarter of 2015."

Total revenue (net interest income plus noninterest income) for the second quarter of 2015 was $63.8 million, or 39% above the $45.8 million of total revenue earned for the second quarter of 2014 and was 2% higher than the $62.5 million of revenue earned in the first quarter of 2015.

The primary driver of the Company's revenue growth for the second quarter of 2015 as compared to the second quarter of 2014 continues to be its net interest income growth of 37% ($57.6 million versus $42.0 million). Coupled with net interest income growth, noninterest income growth of 64% in the second quarter 2015 over the same period in 2014 ($6.2 million versus $3.8 million) contributed to total revenue growth and was due substantially to increased gains on the sale of residential mortgage loans. Strong activity in both purchase money and refinance transactions contributed to higher revenue.

For the second quarter of 2015, revenue from residential mortgage banking net interest income and fees represented 5% of total revenue as compared to 2% of total revenue for the second quarter of 2014. While the Company's primary focus continues to be on generating spread income, management also looks to residential mortgage banking as well as Small Business Administration ("SBA") loan activity as components of the Company's ongoing noninterest income growth opportunities. The mix of residential mortgage originations of $264 million was 40% purchase money and 60% refinance transactions for the second quarter of 2015. Sales of SBA guaranteed loans resulted in $247 thousand of gains on sales. The Company remains committed to growing the SBA business.

Asset quality measures remained solid at June 30, 2015. Net charge-offs (annualized) were 0.21% of average loans for the second quarter of 2015, as compared to 0.20% of average loans for the second quarter of 2014. At June 30, 2015, the Company's nonperforming loans amounted to $14.9 million (0.33% of total loans) as compared to $22.5 million (0.69% of total loans) at June 30, 2014 and $22.4 million (0.52% of total loans) at December 31, 2014. Nonperforming assets amounted to $25.6 million (0.44% of total assets) at June 30, 2015 compared to $31.3 million (0.80% of total assets) at June 30, 2014 and $35.7 million (0.68% of total assets) at December 31, 2014.

Management continues to remain attentive to any signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.07% of total loans (excluding loans held for sale) at June 30, 2015, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.33% of total loans at June 30, 2014. The decline in the ratio of the allowance to total loans since June 30, 2014 was due primarily to loans acquired in the Merger being accounted for at fair value in accordance with U.S. GAAP. The allowance for credit losses represented 329% of nonperforming loans at June 30, 2015, as compared to 194% at June 30, 2014 and 205% at December 31, 2014.

"The Company's operating cost management showed further improvement in the second quarter of 2015," noted Mr. Paul. The efficiency ratio of 41.70% reflects management's ongoing efforts to maintain superior operating leverage. The level of noninterest expenses as a percentage of average assets has declined to 1.91% in the second quarter of 2015 as compared to 2.30% in the second quarter of 2014. The Merger completed in the fourth quarter of 2014 has accelerated a trend of improvement in the Company's operating leverage. The in-market transaction allowed the Company to achieve significant cost savings beginning in the fourth quarter of 2014, which has carried into 2015. The Company's goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Mr. Paul further noted, "We will maintain strict oversight of expenses, while providing for an infrastructure to remain competitive, support our growth initiatives and manage risk."

Total assets at June 30, 2015 were $5.75 billion, a 47% increase as compared to $3.91 billion at June 30, 2014, and a 10% increase as compared to $5.25 billion at December 31, 2014. Total loans (excluding loans held for sale) were $4.55 billion at June 30, 2015, a 39% increase as compared to $3.28 billion at June 30, 2014, and a 6% increase as compared to $4.31 billion at December 31, 2014. When adjusting for the classification of the indirect consumer loan portfolio to loans held for sale at June 30, 2015, loans grew 41% and 8% as compared to June 30, 2014 and December 31, 2014, respectively. Loans held for sale amounted to $132.7 million at June 30, 2015 as compared to $35.4 million at June 30, 2014, a 275% increase, and $44.3 million at December 31, 2014, a 199% increase. Loans held for sale at June 30, 2015 include $49.3 million of residential mortgage loans and $83.4 million of indirect consumer loans. The investment portfolio totaled $423.7 million at June 30, 2015, a 12% increase from the $379.0 million balance at June 30, 2014. As compared to December 31, 2014, the investment portfolio at June 30, 2015 increased by $41 million or 11%.

Total deposits at June 30, 2015 were $4.83 billion compared to deposits of $3.37 billion at June 30, 2014, a 43% increase and $4.31 billion at December 31, 2014, a 12% increase. Total borrowed funds (excluding customer repurchase agreements) were $74.1 million at June 30, 2015 as compared to $39.3 million at June 30, 2014, an 88% increase, and $219.3 million at December 31, 2014, a 66% decrease. Included in long-term borrowings at June 30, 2015 and December 31, 2014 is the $70 million of ten-year noncallable 5.75% subordinated debt issued in August 2014. The subordinated debt qualifies as Tier 2 capital for regulatory purposes at the Company. The decline in borrowed funds in the first six months of 2015 as compared to December 31, 2014 was primarily the result of the payoff of all FHLB advances.

Total shareholders' equity at June 30, 2015 increased to $765.1 million, compared to shareholders' equity of $426.8 million at June 30, 2014, a 79% increase and $620.8 million at December 31, 2014, a 23% increase. The increases are primarily due to retained earnings, the public offering of common stock completed during the first quarter of 2015, which netted approximately $94.5 million, as well as the issuance of common stock to consummate the Merger. The ratio of common equity to total assets was 12.05% at June 30, 2015 as compared to 9.46% at June 30, 2014 and 10.46% at December 31, 2014. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 13.75% at June 30, 2015, as compared to 12.71% at June 30, 2014 and 12.97% at December 31, 2014. In addition, the tangible common equity ratio (tangible common equity to tangible assets) was 10.33% at June 30, 2015, compared to 9.38% at June 30, 2014 and 8.54% at December 31, 2014.

Analysis of the three months ended June 30, 2015 compared to June 30, 2014

For the three months ended June 30, 2015, the Company reported an annualized ROAA of 1.51% as compared to 1.35% (1.41% on an operating basis) for the three months ended June 30, 2014. The annualized ROACE for the three months ended June 30, 2015 was 12.18%, as compared to 14.09% (14.72% on an operating basis) for the three months ended June 30, 2014, the lower ROACE due to the higher average capital position.

Net interest income increased 37% for the three months ended June 30, 2015 over the same period in 2014 ($57.6 million versus $42.0 million), resulting from growth in average earning assets of 42%. The net interest margin was 4.33% as compared to 4.48% for the three months ended June 30, 2014. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.29% for the second quarter in 2015 has been a significant factor in its overall profitability.

The provision for credit losses was $3.5 million for the three months ended June 30, 2015 as compared to $3.1 million for the three months ended June 30, 2014. The higher provisioning in the second quarter of 2015, as compared to the second quarter of 2014, is due to higher net charge-offs. Net charge-offs of $2.3 million in the second quarter of 2015 represented an annualized 0.21% of average loans, excluding loans held for sale, as compared to $1.6 million or an annualized 0.20% of average loans, excluding loans held for sale, in the second quarter of 2014. Net charge-offs in the second quarter of 2015 were attributable primarily to commercial and industrial loans.

Noninterest income for the three months ended June 30, 2015 increased to $6.2 million from $3.8 million for the three months ended June 30, 2014, a 64% increase. This increase was primarily due to an increase of $2.1 million in gains on the sale of residential mortgage loans due to higher origination and sales volumes. Residential mortgage loans closed were $264 million for the second quarter of 2015 versus $131 million for the second quarter of 2014.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 41.70% for the second quarter of 2015, as compared to 48.30% (47.04% on an operating basis) for the second quarter of 2014. Noninterest expenses totaled $26.6 million for the three months ended June 30, 2015, as compared to $22.1 million ($21.6 million on an operating basis) for the three months ended June 30, 2014, a 20% increase (23% increase on an operating basis). Cost increases for salaries and benefits were $1.7 million, due primarily to increased staff from the Merger, merit increases, employee benefit expense increases and higher incentive compensation. Premises and equipment expenses were $965 thousand higher, due to costs of additional branches and office space acquired in the Merger and to increases in leasing costs. Marketing and advertising expense increased by $320 thousand primarily due to costs associated with digital and print advertising. Data processing expense increased $406 thousand primarily due to increased accounts and transaction volume primarily arising out of the Merger and to higher network expenses. Higher FDIC expenses were due to higher deposit levels. Other expenses increased $1.4 million primarily due to costs and valuations associated with other real estate owned, franchise tax and core deposit intangible amortization.

Analysis of the six months ended June 30, 2015 compared to June 30, 2014

For the six months ended June 30, 2015, the Company reported an annualized ROAA of 1.50% as compared to 1.35% (1.38% on an operating basis) for the six months ended June 30, 2014. The annualized ROACE for the six months ended June 30, 2015 was 12.67%, as compared to 14.23% (14.56% on an operating basis) for the six months ended June 30, 2014, the lower ROACE due to the higher average capital position.

Net interest income increased 37% for the six months ended June 30, 2015 over the same period in 2014 ($112.3 million versus $82.0 million), resulting from growth in average earning assets of 40%. The net interest margin was 4.37% as compared to 4.47% for the six months ended June 30, 2014. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.28% for the first six months in 2015 has been a significant factor in its overall profitability.

The provision for credit losses was $6.8 million for the six months ended June 30, 2015 as compared to $5.1 million for the six months ended June 30, 2014. The higher provisioning in the first six months of 2015, as compared to the first six months of 2014, is due to higher net charge-offs. Net charge-offs of $3.9 million in the first six months of 2015 represented an annualized 0.18% of average loans, excluding loans held for sale, as compared to $2.4 million or an annualized 0.16% of average loans, excluding loans held for sale, in the first six months of 2014. Net charge-offs in the first six months of 2015 were attributable primarily to commercial and industrial loans ($3.2 million), home equity and other consumer ($436 thousand), owner occupied-commercial real estate loans ($378 thousand) offset by a recovery in land development and construction loans ($106 thousand).

Noninterest income for the six months ended June 30, 2015 increased to $14.0 million from $8.3 million for the six months ended June 30, 2014, a 70% increase. This increase was primarily due to an increase of $4.1 million in gains on the sale of residential mortgage loans due to higher origination and sales volumes and to gains realized on the sale of investment securities of $2.2 million. Residential mortgage loans closed were $549 million for the first six months of 2015 versus $226 million for the first six months of 2014. Investment gains were realized to take advantage of market conditions in February 2015. Net investment gains were $2.2 million for the six months ended June 30, 2015 compared to $10 thousand for the same period in 2014. A $1.1 million loss on the early extinguishment of debt was recorded in March of 2015 due to the early payoff of FHLB advances. This decision was made in light of deposit growth in the quarter and expected benefits to the cost of funds going forward. Excluding investment securities gains and the loss on early extinguishment of debt, total noninterest income was $13.0 million for the six months ended June 30, 2015, as compared to $8.3 million for the same period in 2014, a 57% increase.

Noninterest expenses totaled $54.7 million for the six months ended June 30, 2015, as compared to $45.2 million ($44.7 million on an operating basis) for the six months ended June 30, 2014, a 21% increase (22% on an operating basis). Cost increases for salaries and benefits were $3.8 million, due primarily to increased staff from the Merger, merit increases, employee benefit expense increases and incentive compensation. Premises and equipment expenses were $1.9 million higher, due to costs of additional branches and office space acquired in the Merger and to increases in leasing costs. Marketing and advertising expense increased by $543 thousand primarily due to costs associated with digital and print advertising and sponsorships. Data processing expense increased $602 thousand primarily due to increased accounts and transaction volume primarily arising out of the Merger and to higher network expenses. Higher FDIC expenses were due to higher deposit levels. Merger related expenses were $137 thousand for the first six months of 2015. Other expenses increased $2.6 million primarily due to costs and valuations associated with other real estate owned, franchise tax and core deposit intangible amortization. For the first six months of 2015, the efficiency ratio was 43.28% as compared to 50.09% (49.45% on an operating basis) for the same period in 2014.

The financial information which follows provides more detail on the Company's financial performance for the six and three months ended June 30, 2015 as compared to the six and three months ended June 30, 2014 as well as providing eight quarters of trend data. Persons wishing to obtain additional information should refer to the Company's Form 10-K for the year ended December 31, 2014 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-two branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its second quarter 2015 financial results on Thursday, July 23, 2015 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 79316335, or by accessing the call on the Company's website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company's website through August 6, 2015.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Six Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2015	2014
Income Statements:
Total interest income	$ 121,888	$ 87,596	$ 62,423	$ 44,759
Total interest expense	9,607	5,569	4,873	2,739
Net interest income	112,281	82,027	57,550	42,020
Provision for credit losses	6,781	5,068	3,471	3,134
Net interest income after provision for credit losses	105,500	76,959	54,079	38,886
Noninterest income (before investment gains)	13,003	8,264	6,233	3,809
Gain(loss) on sale of investment securities	2,164	10	--	2
Loss on early extinguishment of debt	(1,130)	--	--	--
Total noninterest income	14,037	8,274	6,233	3,811
Total noninterest expense (1)	54,671	45,233	26,598	22,135
Income before income tax expense	64,866	40,000	33,714	20,562
Income tax expense	24,510	14,557	12,776	7,618
Net income (1)	40,356	25,443	20,938	12,944
Preferred stock dividends	359	283	179	142
Net income available to common shareholders (1)	$ 39,997	$ 25,160	$ 20,759	$ 12,802

Per Share Data:
Earnings per weighted average common share, basic (1)	$ 1.24	$ 0.97	$ 0.62	$ 0.49
Earnings per weighted average common share, diluted (1)	$ 1.22	$ 0.95	$ 0.61	$ 0.48
Weighted average common shares outstanding, basic	32,231,398	25,954,912	33,367,476	25,981,638
Weighted average common shares outstanding, diluted	32,894,949	26,599,594	33,997,989	26,623,784
Actual shares outstanding	33,394,563	25,985,659	33,394,563	25,985,659
Book value per common share at period end	$ 20.76	$ 14.25	$ 20.76	$ 14.25
Tangible book value per common share at period end (2)	$ 17.46	$ 14.12	$ 17.46	$ 14.12

Performance Ratios (annualized):
Return on average assets (1)	1.50%	1.35%	1.51%	1.35%
Return on average common equity (1)	12.67%	14.23%	12.18%	14.09%
Net interest margin	4.37%	4.47%	4.33%	4.48%
Efficiency ratio (1)(3)	43.28%	50.09%	41.70%	48.30%

Other Ratios:
Allowance for credit losses to total loans (4)	1.07%	1.33%	1.07%	1.33%
Allowance for credit losses to total nonperforming loans	328.98%	193.50%	328.98%	193.50%
Nonperforming loans to total loans (4)	0.33%	0.69%	0.33%	0.69%
Nonperforming assets to total assets	0.44%	0.80%	0.44%	0.80%
Net charge-offs (annualized) to average loans (4)	0.18%	0.16%	0.21%	0.20%
Common equity to total assets	12.05%	9.46%	12.05%	9.46%
Tier 1 leverage ratio	12.03%	10.89%	12.03%	10.89%
Total risk based capital ratio	13.75%	12.71%	13.75%	12.71%
Common Equity Tier 1	10.37%	n/a	10.37%	n/a
Tangible common equity to tangible assets (2)	10.33%	9.38%	10.33%	9.38%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 960,506	$ 726,611	$ 960,506	$ 726,611
Commercial real estate - owner occupied	$ 497,834	$ 330,073	$ 497,834	$ 330,073
Commercial real estate - income producing	$ 1,863,582	$ 1,302,478	$ 1,863,582	$ 1,302,478
1-4 Family mortgage	$ 149,842	$ 123,587	$ 149,842	$ 123,587
Construction - commercial and residential	$ 901,617	$ 642,264	$ 901,617	$ 642,264
Construction - C&I (owner occupied)	$ 54,134	$ 38,368	$ 54,134	$ 38,368
Home equity	$ 118,544	$ 108,931	$ 118,544	$ 108,931
Other consumer	$ 4,837	$ 7,116	$ 4,837	$ 7,116

Average Balances (in thousands):
Total assets	$ 5,417,655	$ 3,797,906	$ 5,562,220	$ 3,853,441
Total earning assets	$ 5,186,721	$ 3,705,086	$ 5,332,397	$ 3,760,720
Total loans	$ 4,438,401	$ 3,063,149	$ 4,499,871	$ 3,141,976
Total deposits	$ 4,493,715	$ 3,274,215	$ 4,655,234	$ 3,328,380
Total borrowings	$ 189,378	$ 100,114	$ 128,733	$ 98,105
Total shareholders' equity	$ 708,712	$ 413,119	$ 755,541	$ 421,029

(1)   The reported figure for the six and three months ended June 30, 2014 includes the effect of $576 thousand of merger related expenses. As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of the merger expenses during the six and three month periods ended June 30, 2014. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)

	Six Months Ended June 30, 2014	Three Months Ended June 30, 2014
Net income	$ 25,443	$ 12,944
Adjustments to net income
Merger-related expenses	576	576
Operating net income	$ 26,019	$ 13,520

Net income available to common shareholders	$ 25,160	$ 12,802
Adjustments to net income available to common shareholders
Merger-related expenses	576	576
Operating earnings	$ 25,736	$ 13,378

Earnings per weighted average common share, basic	$ 0.97	$ 0.49
Adjustments to earnings per weighted average common share, basic
Merger-related expenses	0.02	0.02
Operating earnings per weighted average common share, basic	$ 0.99	$ 0.51

Earnings per weighted average common share, diluted	$ 0.95	$ 0.48
Adjustments to earnings per weighted average common share, diluted
Merger-related expenses	0.02	0.02
Operating earnings per weighted average common share, diluted	$ 0.97	$ 0.50

Summary Operating Results:
Noninterest expense	$ 45,233	$ 22,135
Merger-related expenses	576	576
Adjusted noninterest expense	$ 44,657	$ 21,559

Adjusted efficiency ratio	49.45%	47.04%

Adjusted noninterest expense as a % of average assets	2.37%	2.24%

Return on average assets
Net income	$ 25,443	$ 12,944
Adjustments to net income
Merger-related expenses	576	576
Operating net income	$ 26,019	$ 13,520

Adjusted return on average assets	1.38%	1.41%

Return on average common equity
Net income available to common shareholders	$ 25,160	$ 12,802
Adjustments to net income available to common shareholders
Merger-related expenses	576	576
Operating earnings	$ 25,736	$ 13,378

Adjusted return on average common equity	14.56%	14.72%

(2)   Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)

	Six Months Ended June 30, 2015	Twelve Months Ended December 31, 2014	Six Months Ended June 30, 2014
Common shareholders' equity	$ 693,161	$ 548,859	$ 370,221
Less: Intangible assets	(109,957)	(109,908)	(3,379)
Tangible common equity	$ 583,204	$ 438,951	$ 366,842

Book value per common share	$ 20.76	$ 18.21	$ 14.25
Less: Intangible book value per common share	(3.30)	(3.65)	(0.13)
Tangible book value per common share	$ 17.46	$ 14.56	$ 14.12

Total assets	$ 5,753,803	$ 5,247,880	$ 3,914,444
Less: Intangible assets	(109,957)	(109,908)	(3,379)
Tangible assets	$ 5,643,846	$ 5,137,972	$ 3,911,065
Tangible common equity ratio	10.33%	8.54%	9.38%

(3)   Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(4)   Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	June 30, 2015	December 31, 2014	June 30, 2014
Cash and due from banks	$ 10,284	$ 9,097	$ 8,602
Federal funds sold	6,276	3,516	9,480
Interest bearing deposits with banks and other short-term investments	380,336	243,412	97,400
Investment securities available for sale, at fair value	423,709	382,343	378,990
Federal Reserve and Federal Home Loan Bank stock	16,828	22,560	10,626
Loans held for sale	132,683	44,317	35,411
Loans	4,550,897	4,312,399	3,279,429
Less allowance for credit losses	(48,921)	(46,075)	(43,552)
Loans, net	4,501,976	4,266,324	3,235,877
Premises and equipment, net	17,185	19,099	17,797
Deferred income taxes	34,164	32,511	25,586
Bank owned life insurance	57,889	56,594	40,361
Intangible assets, net	109,957	109,908	3,379
Other real estate owned	10,715	13,224	8,843
Other assets	51,801	44,975	42,092
Total Assets	$ 5,753,803	$ 5,247,880	$ 3,914,444

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 1,370,590	$ 1,175,799	$ 945,485
Interest bearing transaction	220,382	143,628	128,415
Savings and money market	2,439,337	2,302,600	1,899,430
Time, $100,000 or more	430,321	393,132	186,063
Other time	364,803	295,609	208,534
Total deposits	4,825,433	4,310,768	3,367,927
Customer repurchase agreements	53,394	61,120	60,646
Other short-term borrowings	--	100,000	--
Long-term borrowings	74,050	119,300	39,300
Other liabilities	35,865	35,933	19,750
Total liabilities	4,988,742	4,627,121	3,487,623

Shareholders' Equity

Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at June 30, 2015, December 31, 2014 and June 30, 2014; Series C, $1,000 per share liquidation preference, shares issued and outstanding 15,300 at June 30, 2015, and December 31, 2014, and -0- at June 30, 2014	71,900	71,900	56,600
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 33,394,563, 30,139,396 and 25,985,659 respectively	330	296	255
Warrant	946	946	946
Additional paid in capital	498,704	394,933	245,629
Retained earnings	190,035	150,037	121,553
Accumulated other comprehensive income	3,146	2,647	1,838
Total Shareholders' Equity	765,061	620,759	426,821
Total Liabilities and Shareholders' Equity	$ 5,753,803	$ 5,247,880	$ 3,914,444

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
Interest Income	2015	2014	2015	2014
Interest and fees on loans	$ 117,057	$ 82,679	$ 59,878	$ 42,316
Interest and dividends on investment securities	4,444	4,656	2,305	2,323
Interest on balances with other banks and short-term investments	376	254	238	116
Interest on federal funds sold	11	7	2	4
Total interest income	121,888	87,596	62,423	44,759
Interest Expense
Interest on deposits	6,929	4,736	3,687	2,324
Interest on customer repurchase agreements	61	69	34	31
Interest on short-term borrowings	54	--	--	--
Interest on long-term borrowings	2,563	764	1,152	384
Total interest expense	9,607	5,569	4,873	2,739
Net Interest Income	112,281	82,027	57,550	42,020
Provision for Credit Losses	6,781	5,068	3,471	3,134
Net Interest Income After Provision For Credit Losses	105,500	76,959	54,079	38,886

Noninterest Income
Service charges on deposits	2,616	2,411	1,283	1,219
Gain on sale of loans	6,881	2,864	3,294	1,021
Gain on sale of investment securities	2,164	10	--	2
Loss on early extinguishment of debt	(1,130)	--	--	--
Increase in the cash surrender value of bank owned life insurance	796	624	406	310
Other income	2,710	2,365	1,250	1,259
Total noninterest income	14,037	8,274	6,233	3,811
Noninterest Expense
Salaries and employee benefits	30,389	26,623	14,683	13,015
Premises and equipment expenses	8,082	6,196	4,072	3,107
Marketing and advertising	1,420	877	735	415
Data processing	3,622	3,020	1,838	1,432
Legal, accounting and professional fees	1,852	1,773	870	799
FDIC insurance	1,554	1,107	783	563
Merger expenses	137	576	26	576
Other expenses	7,615	5,061	3,591	2,228
Total noninterest expense	54,671	45,233	26,598	22,135
Income Before Income Tax Expense	64,866	40,000	33,714	20,562
Income Tax Expense	24,510	14,557	12,776	7,618
Net Income	40,356	25,443	20,938	12,944
Preferred Stock Dividends	359	283	179	142
Net Income Available to Common Shareholders	$ 39,997	$ 25,160	$ 20,759	$ 12,802

Earnings Per Common Share
Basic	$ 1.24	$ 0.97	$ 0.62	$ 0.49
Diluted	$ 1.22	$ 0.95	$ 0.61	$ 0.48

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended June 30,
	2015			2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 394,057	$ 238	0.24%	$ 187,950	$ 116	0.25%
Loans held for sale (1)	52,580	483	3.67%	22,848	233	4.08%
Loans (1) (2)	4,499,871	59,395	5.29%	3,141,976	42,083	5.37%
Investment securities available for sale (2)	383,169	2,305	2.41%	398,330	2,323	2.34%
Federal funds sold	2,720	2	0.29%	9,616	4	0.17%
Total interest earning assets	5,332,397	62,423	4.70%	3,760,720	44,759	4.77%

Total noninterest earning assets	277,883			134,960
Less: allowance for credit losses	48,060			42,239
Total noninterest earning assets	229,823			92,721
TOTAL ASSETS	$ 5,562,220			$ 3,853,441

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 179,389	$ 60	0.13%	$ 116,358	$ 38	0.13%
Savings and money market	2,407,858	2,102	0.35%	1,901,501	1,515	0.32%
Time deposits	797,258	1,525	0.77%	398,317	771	0.78%
Total interest bearing deposits	3,384,505	3,687	0.44%	2,416,176	2,324	0.39%
Customer repurchase agreements	53,953	34	0.25%	58,805	31	0.21%
Long-term borrowings	74,780	1,152	6.09%	39,300	384	3.87%
Total interest bearing liabilities	3,513,238	4,873	0.56%	2,514,281	2,739	0.44%

Noninterest bearing liabilities:
Noninterest bearing demand	1,270,729			912,204
Other liabilities	22,712			5,927
Total noninterest bearing liabilities	1,293,441			918,131

Shareholders' equity	755,541			421,029
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 5,562,220			$ 3,853,441

Net interest income		$ 57,550			$ 42,020
Net interest spread			4.14%			4.33%
Net interest margin			4.33%			4.48%
Cost of funds			0.37%			0.29%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $2.9 million for both the three months ended June 30, 2015 and 2014.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2015			2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 317,112	$ 376	0.24%	$ 208,994	$ 254	0.24%
Loans held for sale (1)	49,670	914	3.68%	24,710	499	4.04%
Loans (1) (2)	4,438,401	116,143	5.28%	3,063,149	82,180	5.41%
Investment securities available for sale (2)	372,814	4,444	2.40%	399,705	4,656	2.35%
Federal funds sold	8,724	11	0.25%	8,528	7	0.17%
Total interest earning assets	5,186,721	121,888	4.74%	3,705,086	87,596	4.77%

Total noninterest earning assets	278,513			134,766
Less: allowance for credit losses	47,579			41,946
Total noninterest earning assets	230,934			92,820
TOTAL ASSETS	$ 5,417,655			$ 3,797,906

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 165,737	$ 110	0.13%	$ 115,178	$ 101	0.18%
Savings and money market	2,342,286	3,975	0.34%	1,870,078	3,007	0.32%
Time deposits	768,668	2,844	0.75%	413,870	1,628	0.79%
Total interest bearing deposits	3,276,691	6,929	0.43%	2,399,126	4,736	0.40%
Customer repurchase agreements	54,091	61	0.23%	60,814	69	0.23%
Other short-term borrowings	41,464	54	0.26%	--	--	--
Long-term borrowings	93,823	2,563	5.43%	39,300	764	3.87%
Total interest bearing liabilities	3,466,069	9,607	0.56%	2,499,240	5,569	0.45%

Noninterest bearing liabilities:
Noninterest bearing demand	1,217,024			875,089
Other liabilities	25,850			10,458
Total noninterest bearing liabilities	1,242,874			885,547

Shareholders' equity	708,712			413,119
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 5,417,655			$ 3,797,906

Net interest income		$ 112,281			$ 82,027
Net interest spread			4.18%			4.32%
Net interest margin			4.37%			4.47%
Cost of funds			0.37%			0.30%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $5.6 million and $5.3 million for the six months ended June 30, 2015 and 2014, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
Income Statements:	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Total interest income	$ 62,423	$ 59,465	$ 56,091	$ 47,886	$ 44,759	$ 42,837	$ 41,652	$ 39,724
Total interest expense	4,873	4,734	4,275	3,251	2,739	2,830	2,938	3,021
Net interest income	57,550	54,731	51,816	44,635	42,020	40,007	38,714	36,703
Provision for credit losses	3,471	3,310	3,700	2,111	3,134	1,934	2,508	1,372
Net interest income after provision for credit losses	54,079	51,421	48,116	42,524	38,886	38,073	36,206	35,331
Noninterest income (before investment gains/losses & extinguishment of debt)	6,233	6,770	5,298	4,761	3,809	4,455	4,308	5,236
Gain/(loss) on sale of investment securities	--	2,164	12	--	2	8	(4)	--
Loss on early extinguishment of debt	--	(1,130)	--	--	--	--	--	--
Total noninterest income	6,233	7,804	5,310	4,761	3,811	4,463	4,304	5,236
Salaries and employee benefits	14,683	15,706	15,703	14,942	13,015	13,608	12,759	12,187
Premises and equipment	4,072	4,010	3,747	3,374	3,107	3,089	2,974	3,222
Marketing and advertising	735	685	578	544	415	462	519	426
Merger expenses	26	111	3,239	885	576	--	--	--
Other expenses	7,082	7,561	6,085	5,398	5,022	5,939	5,272	5,838
Total noninterest expense	26,598	28,073	29,352	25,143	22,135	23,098	21,524	21,673
Income before income tax expense	33,714	31,152	24,074	22,142	20,562	19,438	18,986	18,894
Income tax expense	12,776	11,734	9,347	8,054	7,618	6,939	6,983	7,137
Net income	20,938	19,418	14,727	14,088	12,944	12,499	12,003	11,757
Preferred stock dividends	179	180	180	151	142	141	141	142
Net income available to common shareholders	$ 20,759	$ 19,238	$ 14,547	$ 13,937	$ 12,802	$ 12,358	$ 11,862	$ 11,615

Per Share Data:
Earnings per weighted average common share, basic	$ 0.62	$ 0.62	$ 0.51	$ 0.54	$ 0.49	$ 0.48	$ 0.46	$ 0.45
Earnings per weighted average common share, diluted	$ 0.61	$ 0.61	$ 0.49	$ 0.52	$ 0.48	$ 0.47	$ 0.45	$ 0.44
Weighted average common shares outstanding, basic	33,367,476	31,082,715	28,777,778	26,023,670	25,981,638	25,927,888	25,835,054	25,784,287
Weighted average common shares outstanding, diluted	33,997,989	31,776,323	29,632,685	26,654,186	26,623,784	26,575,155	26,495,545	26,426,093
Actual shares outstanding	33,394,563	33,303,467	30,139,396	26,022,307	25,985,659	25,975,186	25,885,863	25,799,220
Book value per common share at period end	$ 20.76	$ 20.11	$ 18.21	$ 14.83	$ 14.25	$ 13.62	$ 13.03	$ 12.62
Tangible book value per common share at period end (1)	$ 17.46	$ 16.82	$ 14.56	$ 14.71	$ 14.12	$ 13.49	$ 12.89	$ 12.48

Performance Ratios (annualized):
Return on average assets	1.51%	1.49%	1.21%	1.37%	1.35%	1.36%	1.33%	1.35%
Return on average common equity	12.18%	13.24%	11.68%	14.52%	14.09%	14.38%	14.07%	14.37%
Net interest margin	4.33%	4.41%	4.42%	4.45%	4.48%	4.45%	4.40%	4.31%
Efficiency ratio (2)	41.70%	44.89%	51.38%	50.90%	48.30%	51.94%	50.03%	51.68%

Other Ratios:
Allowance for credit losses to total loans (3)	1.07%	1.07%	1.07%	1.31%	1.33%	1.37%	1.39%	1.42%
Nonperforming loans to total loans (3)	0.33%	0.44%	0.52%	0.86%	0.69%	1.19%	0.84%	0.98%
Allowance for credit losses to total nonperforming loans	328.98%	244.12%	205.30%	152.25%	193.50%	115.67%	165.66%	144.08%
Nonperforming assets to total assets	0.44%	0.58%	0.68%	0.92%	0.80%	1.19%	0.90%	1.11%
Net charge-offs (annualized) to average loans (3)	0.21%	0.15%	0.26%	0.09%	0.20%	0.11%	0.18%	0.20%
Tier 1 leverage ratio	12.03%	12.19%	10.69%	10.70%	10.89%	10.83%	10.93%	10.89%
Total risk based capital ratio	13.75%	13.90%	12.97%	14.48%	12.71%	13.04%	13.01%	13.12%
Common Equity Tier 1	10.37%	10.43%	n/a	n/a	n/a	n/a	n/a	n/a
Tangible common equity to tangible assets (1)	10.33%	10.39%	8.54%	9.19%	9.38%	9.22%	8.86%	9.19%

Average Balances (in thousands):
Total assets	$ 5,562,220	$ 5,271,483	$ 4,844,409	$ 4,070,914	$ 3,853,441	$ 3,740,225	$ 3,576,715	$ 3,467,193
Total earning assets	$ 5,332,397	$ 5,039,428	$ 4,654,423	$ 3,977,859	$ 3,760,720	$ 3,647,305	$ 3,485,546	$ 3,383,547
Total loans	$ 4,499,871	$ 4,376,248	$ 3,993,020	$ 3,317,731	$ 3,141,976	$ 2,981,917	$ 2,867,955	$ 2,668,429
Total deposits	$ 4,655,234	$ 4,330,403	$ 4,025,900	$ 3,470,231	$ 3,328,380	$ 3,217,916	$ 3,038,949	$ 2,939,705
Total borrowings	$ 128,733	$ 250,698	$ 237,401	$ 152,249	$ 98,105	$ 102,146	$ 126,409	$ 136,590
Total stockholders' equity	$ 755,541	$ 661,364	$ 561,467	$ 437,370	$ 421,029	$ 405,121	$ 391,036	$ 377,246

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
CONTACT: Michael T. Flynn
         301.986.1800